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                                                                EXHIBIT 99.1




Company Contact:                           Media Contact:
        Robert De Vaere                          Amber Meager
        VP Finance and CFO                       Susan E. Atkins & Associates
        Epimmune Inc.                            (858) 860-0266
        (858) 860-2553



               EPIMMUNE ANNOUNCES COMPLETION OF PRIVATE FINANCING

SAN DIEGO, CA, DECEMBER 19, 2001 -- Epimmune Inc. (Nasdaq: EPMN) today announced that it had completed the private placement of an aggregate of 2.0 million shares of its common stock to selected institutional and other accredited investors. The purchase price was $2.50 per share and gross proceeds of the placement were $5.0 million. With completion of the transaction, the Company has approximately 13.7 million common shares outstanding on an as-converted basis, assuming conversion of preferred shares. The common stock has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration. The Company plans to use substantially all of the net proceeds from the transaction for product development, conducting clinical trials, for working capital and other general corporate purposes.

Investors participating in the transaction were the State of Wisconsin Investment Board, International Biotechnology Trust, Genencor International, Inc., Mr. Peter Allard and Mr. Ted Greene, Chairman of Epimmune.

Epimmune Inc. is a leader in using gene maps of cancer-associated proteins and infectious agents to design vaccines that induce cellular immunity.

This press release includes forward-looking statements that reflect management's current views of future events, including the Company's expected use of the proceeds of the private placement. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the risk the Company's operating expenses will rise a greater amount than expected, the risks associated with the Company's ability to develop vaccines using epitopes, the ability of epitope-based vaccines to control infectious diseases and cancer, the safety and efficacy of epitope-based vaccines in humans, the Company's ability to enter into and maintain new collaborations and to license our technology, the efforts of the Company's collaborators and licensees to develop and commercialize products using the Company's technologies, achievement of research and development objectives by the Company and any collaborator, the timing and cost of conducting human clinical trials, the regulatory approval process, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company's 2000 Form 10-K, the most recent 10-Qs and other periodic reports filed with the Securities and Exchange Commission.